UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 16, 2014 (June 12, 2014)

American Media, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-10784 (Commission File Number)	65-0203383 (IRS Employer Identification No.)

1000 American Media Way, Boca Raton, Florida	33464
(Address of principal executive offices)	(Zip Code)

(561) 997-7733
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    On June 12, 2014, American Media, Inc. (the “Registrant”) received a written letter of resignation from Andrew Russell stating that he resigned, effective immediately, from his position on the Board of Directors (the “Board”) of the Registrant. Mr. Russell resigned from the Board to pursue other business opportunities and not as a result of any dispute or disagreement with the Registrant.

(d)    Pursuant to the Registrant’s Stockholders Agreement, dated as of December 22, 2010 (the “Stockholders’ Agreement”) and previously filed and disclosed by the Registrant with the Securities and Exchange Commission, the Avenue Stockholders (as defined in the Stockholders Agreement) have the right to designate four directors on the Board. Mr. Russell had been previously designated by the Avenue Stockholders. On June 12, 2014, pursuant to designation by the Avenue Stockholders under the Stockholders Agreement, the Board of the Registrant appointed Randal Klein to the Board in order to fill the vacancy created by the resignation of Mr. Russell. Mr. Klein has not been appointed to any committees of the Board. A subsequent Current Report on Form 8-K/A will be filed with the Securities and Exchange Commission if Mr. Klein is appointed to serve on any committee of the Board.

Due to Mr. Russell’s resignation from the Board, the Compensation Committee is now comprised of the following members of the Board:

Compensation Committee: Michael Elkins (Chairman), Gavin Baiera, Charles Koones, and David Pecker

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN MEDIA, INC.
(Registrant)

Dated: June 16, 2014	By:	/s/ Eric S. Klee
Name: Eric S. Klee
Title: Senior Vice President, Secretary and General Counsel